Exhibit 99.1

PRESS RELEASE

Plantronics Reports Results for Q-2 Fiscal 2006

FOR INFORMATION, CONTACT: Jon Alvarado Treasurer and Director, Investor Relations (831) 458-7533	FOR IMMEDIATE RELEASE November 1, 2005

SANTA CRUZ, CA - November 1, 2005 - Plantronics, Inc., (NYSE: PLT) today reported second quarter revenues of $172.2 million and earnings per share of $0.28, in line with the updated guidance it provided on October 2, 2005. These results are the consolidated results of the company including the revenues and earnings of Altec Lansing from August 18th, the date of its acquisition by Plantronics, to the end of the Company’s second fiscal quarter. With the acquisition of Altec Lansing now completed, we will also report results in two segments as well as consolidated Company performance. We are referring to the Plantronics headset and Clarity product groups as the Audio Communications Group and to the newly acquired business, and some directly related new initiatives that had been underway at Plantronics, as the Audio Entertainment Group.

Audio Communications Group

Revenues for the Audio Communications Group (“ACG”) amounted to $150.3 million, up approximately 15% from $130.2 million in the year ago quarter. Revenue growth was driven by our wireless office headsets which represented about 22% of total ACG revenues in comparison to approximately 10% a year ago. The point of sale data we receive from our U.S. commercial distributors indicated record sell-through for the quarter as a whole, with especially strong trends in the months of August and September, offsetting what had been a slow July. This channel primarily sells our office and contact center products to the enterprise market in the U.S. and we are encouraged by these figures which suggest strong overall end user demand. Revenues from Bluetooth headsets for cell phone applications were also up sharply versus a year ago, but were offset by declines in sales of corded headsets for similar applications.

Ken Kannappan, President and Chief Executive Officer, noted, “Although it’s too early to measure increases in customer awareness or purchases in the office market as a result of our marketing campaign, we’re extremely encouraged by the response from our channel partners and other stakeholders to date. Separately, demand for Bluetooth headsets continues to be strong. Our new Bluetooth suite of products began shipping toward the end of the quarter. That was later than expected, but the response to the design and sound quality of the products has bolstered our approach to the consumer business and with improved operational efficiencies, positions us well in this area of the business moving forward.”

Gross margins for the Audio Communications Group were approximately 45.5%, down from year ago levels of 53.4%. There were many factors contributing to the decline. We have been increasing capacity to prepare for anticipated future growth. Consequently, one of the largest factors in our gross margin decline was an overall reduction in the efficiency of our manufacturing operations with higher fixed costs than a year ago on lower total production. This statement includes the impact of start-up costs in China, but we have also grown capacity in Mexico. Unit production was lower than a year ago due primarily to the decline in mobile corded headsets. The number of new products that our factory needed to ramp in the quarter was significant and yields have not hit target levels, further contributing to less than optimal manufacturing costs. Requirements for excess and obsolete inventory increased and the cost of our warranty obligations was higher than it was a year ago. Additionally, our mix was somewhat unfavorable with a decline in the percent of total revenue contributed by professional grade corded headsets. Finally, net prices on certain products were down versus a year ago as well and also contributed to the decrease in gross margin.

Operating expenses were up $11.9 million versus the year ago quarter with the principal drivers being the $5 million spent this quarter on our national advertising campaign, expansion of R&D and the $2 million benefit in the year ago quarter in connection with winning a litigation matter. Since the media portion of the ad campaign did not begin until August 29, we believe that any revenue increase from the campaign was very limited in this time period, though we continue to believe that the benefits of the campaign will at least be commensurate with the costs. As a result of the foregoing, operating expenses rose to 32% of ACG revenue from 27.8% in the year-ago quarter and operating margins were 13.6% versus an unusually high 25.6% in the year ago quarter.

Audio Entertainment Group
The revenue contribution from Altec Lansing for the period from close to the end of our second quarter was approximately $21.9 million, driven by strong sales of its portable audio line of products, and accounted for all of the revenues of the Audio Entertainment Group (“AEG”) in the second quarter. In accordance with purchase accounting, we recorded non-cash charges of approximately $4.1 million, including $2.3 million to cost of goods sold, $0.9 million for an in-process R&D write-off, and $0.9 million in S, G&A principally for amortization of intangible assets acquired. Including these non-cash charges associated with purchase accounting, the acquisition reduced earnings per share by $0.05 in the quarter. Excluding these non-cash purchase accounting items, the acquisition was accretive by approximately $1.6 million or approximately $0.03 per share. Management believes the pro forma EPS as it relates to the acquisition is an important measure because by excluding the non-cash purchase accounting items, some of which will be temporary in nature, an investor has better insight into the underlying operational results.

“I’m pleased not only with the financial performance of Altec Lansing since we closed the acquisition, but also grow more impressed with the recognition and reach of the Altec Lansing brand. We are working well as a team on the integration planning and continue to get positive reception from our channel partners on our combination,” said Ken Kannappan.

Balance Sheet and Cash Flow

The Company’s balance sheet is presented on a consolidated basis, including the assets and liabilities of both our principal business segments. Of particular note is the increase in intangible assets and goodwill, which are the result of the acquisition of Altec Lansing. For further information on the items which make up these balances, please refer to our report on Form 8-K/A filed on October 18, 2005. We also now have a short term debt balance from our line of credit in the amount of $41.1 million. We used our line of credit to fund a portion of the purchase price for the acquisition given our working capital requirements and balance of offshore cash. Although we did not repurchase any stock during the quarter, after announcing a new program on October 2, 2005, we have purchased 460,000 shares and have 540,000 shares remaining authorized to be purchased.

On a consolidated basis, our days sales outstanding was 60 for the September quarter and we had approximately 4 inventory turns. These figures are not comparable with earlier periods as this is the first period which includes the assets and liabilities associated with the acquisition of Altec Lansing.

Business Outlook

The following statements are based on current information and expectations. For the third quarter, we currently estimate that:

•	Revenues for the third quarter of fiscal 2006 will be approximately $195 million to $205 million in total;

•
Earnings per share for the third quarter of fiscal 2006 will be in a range of $0.29 to $0.34. Included in these estimates is our expectation that we will incur a further $4.1 million in purchase accounting related charges during the quarter, against which no tax benefit is available.

Plantronics does not intend to update these estimates except by its next press release announcing its third quarter fiscal year 2006 results which we plan to release on Tuesday, January 24, 2006. Any statements by persons outside Plantronics speculating on the final outcome of the third quarter of the fiscal year will not be based on internal Company information and should be assessed accordingly by investors.

We have been evaluating the potential to repatriate cash from offshore earnings and profits under the American Jobs Creation Act, and also evaluating borrowing offshore within that same context. Our analysis is not complete and we have not reached a decision. If, during the third quarter, we determine that we should repatriate offshore cash, we will be required to record the incremental tax expense associated with such a decision during the quarter even though we would not expect to be able to bring the cash back to the United States until the fourth quarter. The earnings estimates above do not include the impact of additional tax expense that would be due if we reached such a decision. If we proceed, our net income and earnings per share will be lower than the estimates above because of the higher tax expense.

SAFE HARBOR

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include our estimates of revenues and earnings for the third quarter of fiscal 2006, our expectations regarding demand for our products, expectations regarding our national advertising campaign, and our consideration of repatriating offshore cash and the anticipated effects of doing so. These forward-looking statements involve a number of risks and uncertainties, and are based on current information and management judgment.

Among the factors that could cause actual results to differ materially from those projected are:

•	Our operating results are difficult to predict;
•
The market for our products is characterized by rapidly changing technology, short product life cycles, and frequent new product introductions, and we may not be able to develop, manufacture or market new products in response to changing customer requirements and new technologies;

•	The actions of existing and/or new competitors, especially with regard to pricing and promotional programs;
•	The inability to successfully develop, manufacture and market new products and achieve volume shipment schedules to meet demand;
•
The advertising campaign may not increase demand for our products or may not increase demand as much as we anticipate, or may increase demand for products that we are not prepared to produce within the lead-time required by customers;

•	A softening of the level of market demand for our products within our core contact center market and/or in the newer office, mobile, computer and residential markets;
•	The entry of new competitors which could be spurred by changes in the regulatory environment, particularly laws requiring the use of hands-free devices by drivers when using cellular telephones;
•	Variations in sales and profits in higher tax, as compared to lower tax, jurisdictions;
•	Fluctuations in foreign exchange rates; and
•	Changes in the regulatory environment either as to headsets directly or as to the products, such as mobile phones, with which our products are used.
•
Additional risk factors include: changes in the timing and size of orders from our customers, price erosion, increased requirements from retail customers for marketing and advertising funding, failure to match production to demand, interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, failure of our distribution channels to operate as we expect, failure to develop products that keep pace with technological changes, the inherent risks of our substantial foreign operations, problems which might affect our manufacturing facilities in Mexico or in China, further terrorist acts, our nation's response to terrorist attacks and the effects of these activities on capital and consumer spending, and the loss of the services of key executives and employees.

For more information concerning these and other possible risks, please refer to the Company's Annual Report on Form 10-K filed on May 31, 2005, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html

Financial Summaries

The following related charts are provided:
•	Summary Unaudited Condensed Consolidated Financial Statements
•	Summary Unaudited Condensed Statements of Operations by Segment
•	Unaudited GAAP to Non-GAAP Reconciliation for the Audio Entertainment Group
•	Summary Unaudited Statements of Operations and Related Data

About Plantronics

In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, we’ve become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation™ is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Plantronics, Altec Lansing, Clarity, VolumeLogic and Sound Innovation are either registered trademarks or trademarks of Plantronics, Inc. Bluetooth is a trademark owned by Bluetooth SIG Inc., and is used by Plantronics under license. All other products or service names mentioned herein are trademarks of their respective owners

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	Quarter Ended		Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2005	2004	2005

Net revenues	$130,220	$172,225	$261,590	$321,134
Cost of revenues	60,719	98,223	122,422	173,983
Gross profit	69,501	74,002	139,168	147,151
Gross profit %	53.4%	43.0%	53.2%	45.8%

Research, development and engineering	10,838	16,122	20,882	29,888
Selling, general and administrative	25,305	37,823	54,225	67,715
Total operating expenses	36,143	53,945	75,107	97,603
Operating income	33,358	20,057	64,061	49,548
Operating income %	25.6%	11.6%	24.5%	15.4%

Interest and other income (expense), net	913	1,031	1,248	1,263
Income before income taxes	34,271	21,088	65,309	50,811
Income tax expense	9,596	7,381	18,287	15,406
Net income	$24,675	$13,707	$47,022	$35,405

% to Revenues	18.9%	8.0%	18.0%	11.0%

Diluted earnings per common share	$0.49	$0.28	$0.93	$0.72
Shares used in diluted per share calculations	50,638	49,007	50,532	49,171

UNAUDITED CONSOLIDATED BALANCE SHEETS
	March 31,	September 30,
	2005	2005
ASSETS
Cash and cash equivalents	$78,398	$61,107
Marketable securities	164,416	30,080
Total cash and marketable securities	242,814	91,187
Accounts receivable, net	87,558	115,078
Inventory, net	60,201	99,167
Deferred income taxes	8,675	14,396
Other current assets	7,446	16,535
Total current assets	406,694	336,363
Property, plant and equipment, net	59,745	82,099
Intangibles, net	2,948	113,358
Goodwill	9,386	53,965
Other assets	9,156	9,196
	$487,929	$594,981
LIABILITIES AND STOCKHOLDERS' EQUITY
Line of credit	$-	$41,070
Accounts payable	20,316	63,521
Accrued liabilities	39,775	41,836
Income taxes payable	11,080	11,555
Total current liabilities	71,171	157,982
Deferred tax liability	8,109	30,481
Long-term liability	2,930	2,728
Total liabilities	82,210	191,191
Stockholders' equity	405,719	403,790
	$487,929	$594,981

AUDIO COMMUNICATIONS GROUP
SUMMARY CONDENSED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED STATEMENTS OF OPERATIONS
	Quarter Ended		Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2005	2004	2005

Net revenues	$130,220	$150,300	$261,590	$299,209
Cost of revenues	60,719	81,859	122,422	157,619
Gross profit	69,501	68,441	139,168	141,590
Gross profit %	53.4%	45.5%	53.2%	47.3%

Research, development and engineering	10,838	14,171	20,882	27,937
Selling, general and administrative	25,305	33,884	54,225	63,776
Total operating expenses	36,143	48,055	75,107	91,713
Operating income	33,358	20,386	64,061	49,877
Operating income %	25.6%	13.6%	24.5%	16.7%

Interest and other income (expense), net	913	1,751	1,248	1,983
Income before income taxes	34,271	22,137	65,309	51,860
Income tax expense	9,596	5,977	18,287	14,002
Net income	$24,675	$16,160	$47,022	$37,858

% to Revenues	18.9%	10.8%	18.0%	12.7%

Diluted earnings per common share	$0.49	$0.33	$0.93	$0.77
Shares used in diluted per share calculations	50,638	49,007	50,532	49,171

AUDIO ENTERTAINMENT GROUP
SUMMARY CONDENSED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED STATEMENTS OF OPERATIONS

		Quarter Ended		Six Months Ended
		September 30,		September 30,
		2005		2005

Net revenues		$21,925		$21,925
Cost of revenues		16,364		16,364
Gross profit		5,561		5,561
Gross profit %		25.4%		25.4%

Research, development and engineering		1,951		1,951
Selling, general and administrative		3,939		3,939
Total operating expenses		5,890		5,890
Operating income		(329)		(329)
Operating income %		-1.5%		-1.5%

Interest and other income (expense), net		(720)		(720)
Income before income taxes		(1,049)		(1,049)
Income tax expense		1,404		1,404
Net income		$(2,453)		$(2,453)

% to Revenues		-11.2%		-11.2%

Diluted earnings per common share		$(0.05)		$(0.05)
Shares used in diluted per share calculations		49,007		49,171

AUDIO ENTERTAINMENT GROUP
UNAUDITED GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

	Quarter Ended			Six Months Ended
	September 30, 2005			September 30, 2005
	GAAP	Excluded	Non-GAAP	GAAP	Excluded	Non-GAAP

Net revenues	$21,925	$-	$21,925	$21,925	$-	$21,925
Cost of revenues	16,364	(2,302)	14,062	16,364	(2,302)	14,062
Gross profit	5,561	2,302	7,863	5,561	2,302	7,863
Gross profit %	25.4%		35.9%	25.4%		35.9%

Research, development and engineering	1,951	(900)	1,051	1,951	(900)	1,051
Selling, general and administrative	3,939	(886)	3,053	3,939	(886)	3,053
Total operating expenses	5,890	(1,786)	4,104	5,890	(1,786)	4,104
Operating income	(329)	4,088	3,759	(329)	4,088	3,759
Operating income %	-1.5%		17.1%	-1.5%		17.1%

Interest and other income (expense), net	(720)	-	(720)	(720)	-	(720)
Income before income taxes	(1,049)	4,088	3,039	(1,049)	4,088	3,039
Income tax expense	1,404	-	1,404	1,404	-	1,404
Net income	$(2,453)	$4,088	$1,635	$(2,453)	$4,088	$1,635

% to Revenues	-11.2%		7.5%	-11.2%		7.5%

Diluted earnings per common share	$(0.05)	$0.08	$0.03	$(0.05)	$0.08	$0.03
Shares used in diluted per share calculations	49,007	49,007	49,007	49,171	49,171	49,171

Summary of Unaudited Statements of Operations and Related Data

	Q104	Q204	Q304	Q404	FY04	Q105	Q205	Q305	Q405	FY05	Q106	Q206 *	FY06 *
Net revenues	$92,786	$95,117	$107,622	$121,440	$416,965	$131,370	$130,220	$150,583	$147,822	$559,995	$148,909	$172,225	$321,134
Cost of revenues	47,319	46,351	51,381	55,944	200,995	61,703	60,719	75,150	73,965	271,537	75,760	98,223	173,983
Gross profit	45,467	48,766	56,241	65,496	215,970	69,667	69,501	75,433	73,857	288,458	73,149	74,002	147,151
Gross profit %	49.0%	51.3%	52.3%	53.9%	51.8%	53.0%	53.4%	50.1%	50.0%	51.5%	49.1%	43.0%	45.8%

Research, development and engineering	8,605	8,247	8,834	9,774	35,460	10,044	10,838	11,989	12,345	45,216	13,766	16,122	29,888
Selling, general and administrative	21,153	22,984	23,649	27,970	95,756	28,920	25,305	31,642	30,754	116,621	29,892	37,823	67,715
Operating expenses	29,758	31,231	32,483	37,744	131,216	38,964	36,143	43,631	43,099	161,837	43,658	53,945	97,603

Operating income	15,709	17,535	23,758	27,752	84,754	30,703	33,358	31,802	30,758	126,621	29,491	20,057	49,548
Operating income %	16.9%	18.4%	22.1%	22.9%	20.3%	23.4%	25.6%	21.1%	20.8%	22.6%	19.8%	11.6%	15.4%

Income before income taxes	16,201	17,676	25,170	27,452	86,499	31,038	34,271	33,947	31,104	130,360	29,723	21,088	50,811
Income tax expense	4,860	5,303	7,551	6,506	24,220	8,691	9,596	9,505	5,048	32,840	8,025	7,381	15,406
Income tax expense as a percent
of income before taxes	30.0%	30.0%	30.0%	23.7%	28.0%	28.0%	28.0%	28.0%	16.2%	25.2%	27.0%	35.0%	30.3%

Net income	11,341	12,373	17,619	20,946	62,279	22,347	24,675	24,442	26,056	97,520	21,698	13,707	35,405
Diluted shares outstanding	45,077	46,372	47,501	50,068	47,492	50,428	50,638	51,365	51,026	50,821	49,335	49,007	49,171
EPS	$0.25	$0.27	$0.37	$0.42	$1.31	$0.44	$0.49	$0.48	$0.51	$1.92	$0.44	$0.28	$0.72

Net revenues from unaffiliated customers:
Audio Communications Group
Office and contact center	62,080	64,192	66,776	80,840	273,888	82,815	86,204	92,469	104,847	366,335	105,425	107,475	212,900
Mobile	18,518	18,370	29,528	25,914	92,330	34,458	28,815	35,469	26,520	125,262	26,868	26,682	53,550
Gaming and Computer	5,463	5,679	5,807	6,752	23,701	6,992	8,515	15,259	9,038	39,804	9,344	8,906	18,250
Other specialty products	6,725	6,876	5,511	7,934	27,046	7,105	6,686	7,386	7,417	28,594	7,272	7,237	14,509
Audio Entertainment Group	-	-	-	-	-	-	-	-	-	-	-	21,925	21,925

Net revenues by geographical area
from unaffiliated customers:
Domestic	64,924	64,929	66,484	80,880	277,217	89,088	89,375	100,587	96,480	375,530	96,685	113,430	210,115
International	27,862	30,188	41,138	40,560	139,748	42,282	40,845	49,996	51,342	184,465	52,224	58,795	111,019

Balance Sheet accounts and metrics:
Accounts receivable, net **	49,285	51,364	63,612	64,344	64,344	68,039	73,345	89,178	87,558	87,558	88,576	115,078	115,078
Days sales outstanding	48	49	53	52		47	51	53	53		54	60
Inventory, net	37,510	37,764	39,178	40,762	40,762	47,418	65,940	75,074	60,201	60,201	56,441	99,167	99,167
Inventory turns	5.0	4.9	5.2	5.2		5.2	3.7	4.0	4.9		5.4	4.0

* Includes Altec Lansing
** Certain balances related to other receivables have been reclassified from accounts receivable, net to other current assets, to represent March 2005 classifications